                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                  ---------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                     -------------------------------------
                         (Title of Class of Securities)

                                   00753C 10 2
                             ---------------------
                                 (CUSIP Number)

                  Gerald W. Cowden, Esq., 1414 Terminal Tower,
                     Cleveland, Ohio 44113; (216) 241-2880
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 July 22 , 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  2   OF  29
---------------------------------                 ------------------------------

                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
             Wayne R. Hellman
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]
             Mr. Hellman affirms himself to be a member of a group only to the extent that the is the Voting Trustee under a Voting
             Trust dated October 10, 1995, as amended.  Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                4,896,545
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           2,023,070
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,896,545

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [X]
             Mr. Hellman disclaims beneficial ownership of 50,000 shares which are owned by Hellman Foundation, of which Mr.
             Hellman is the trustee.  Mr. Hellman also disclaims beneficial ownership of 125,000 shares which are owned by Hellman,
             Ltd., an Ohio limited liability company, of which Mr. Hellman is the manager.

------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             29.8%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  3   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
             David L. Jennings (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           659,639
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             661,444

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [X]
             Mr. Jennings disclaims beneficial ownership ow 1,805 shares owned by his wife.


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             4.0%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  4   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Louis S. Fisi (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           496,917
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             496,917

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

             Mr. Fisi disclaims beneficial ownership of 80,000 shares owned by his adult children and step-children.

------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             3.0%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  5   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 6,000
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           390,812
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             390,812

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

             Mr. Roller disclaims beneficial ownership of 80,414 shares owned by six trusts for the benefit of his children.

------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.4%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  6   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Juris Sulcs (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           340,312
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             340,312

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.0%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  7   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             The Estate of James F. Sarver (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           333,917
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             333,917

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.0%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  8   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Christine Hellman (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable- a disposition
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER

                                                           306,377
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             306,377
------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.9%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  9   OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Brian A. Hellman (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           155,262
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             155,262

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.2%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  10  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Lisa B. Hellman (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           146,239
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             146,239

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.1%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  11  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           9,708
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,708

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.07%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  12  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           9,208
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,208

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.07%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  13  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           9,708
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,708

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.07%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  14  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller
             Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           17,261
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,261

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.1%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  15  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long-term
             Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           17,261
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,261

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.1%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                 ------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  16  OF  29
---------------------------------                 ------------------------------


                                (AMENDMENT NO. 4)

------------ -----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)   [x]
                                                                                                                 (b)   [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

    3        SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------

    4        SOURCE OF FUNDS

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    [ ]

             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------

    6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------

                                                    7     SOLE VOTING POWER
                  NUMBER OF                                 0
                   SHARES                       --------- --------------------------------------------------------------------------
          BENEFICIALLY OWNED BY EACH
                 REPORTING                          8     SHARED VOTING POWER
                   PERSON                                   0
                    WITH                        --------- --------------------------------------------------------------------------

                                                    9     SOLE DISPOSITIVE POWER
                                                           17,268
                                                --------- --------------------------------------------------------------------------

                                                   10     SHARED DISPOSITIVE POWER
                                                            0
------------ -----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,268

------------ -----------------------------------------------------------------------------------------------------------------------

   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


------------ -----------------------------------------------------------------------------------------------------------------------

   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.1%
------------ -----------------------------------------------------------------------------------------------------------------------

   14        TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

  CUSIP  NO.   00753C 10 2                            PAGE  17  OF  29


                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

                  The class of securities to which this statement relates is Common Stock, $.001 par value (the "Common Stock"). The name and address of the principal executive offices of the issuer is Advanced Lighting Technologies, Inc., 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087 (the "Issuer").

ITEM 2.  IDENTITY AND BACKGROUND

                  a. The names of the persons filing this statement are Wayne R. Hellman ("Hellman"), and Hellman as Voting Trustee and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust Group: Juris Sulcs ("Sulcs"); the Estate of James F. Sarver ("Sarver"); Christine Hellman; Lisa
                           B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia
                           M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by David L. Jennings ("Jennings") Louis S. Fisi ("Fisi"), and Robert S. Roller ("Roller") which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares with respect to each matter submitted to the Company's shareholders for their vote. The record owner of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

                  b. The business address of Hellman, Fisi is 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811, and Roller, Sulcs, and Lisa B. Hellman are located at 32000 Aurora Road, Solon, Ohio 44139. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023. The address of Sarver is 10667 Cedar Road, Chesterland, Ohio 44026.

                  c. The following are the present principal occupations and addresses of employment of the reporting persons:

Name:                      Occupation:                  Address:
-----                      -----------                  --------

Hellman                    Chief Executive Officer      Issuer (address is specified in Item 1)

  CUSIP  NO.   00753C 10 2                            PAGE  18  OF  29


Members of the Voting Trust Group:

Jennings                   Coordinator of Pacific Rim   Lighting Resources International, Inc.
                           Development                  3000 Seneca Industrial Parkway
                                                        Bellevue, Ohio  44811

Fisi                       Executive Vice President,    Issuer  (address is specified in Item 1)
                           Secretary

Roller                     Coordinator of Market        Venture Lighting International, Inc.
                           Development                  32000 Aurora Road
                                                        Solon, Ohio  44139

Sulcs                      Coordinator of Technology    Venture Lighting International, Inc.
                           Development                  32000 Aurora Road
                                                        Solon, Ohio  44139

Estate of  Sarver          Not Applicable               10667 Cedar Lane
                                                        Chesterland, Ohio 44026


Christine Hellman          Consultant                   17230 Red Fox Trail
                                                        Chagrin Falls, Ohio 44022

Brian A. Hellman           Strategic Planning           Issuer  (address is specified in Item 1)
                           Manager

Lisa B. Hellman            Vice President of            Metal Halide Technologies, Inc.
                           Metal Halide Technologies,   32000 Aurora Road
                           Inc.                         Solon, Ohio 44139

LMR Trust                  Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023

JLJ Trust                  Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023

KJR Trust                  Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023

LMR Long Term Trust        Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023

JLJ Long Term Trust        Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023

KJR Long Term Trust        Not Applicable               8630 Tamarack Trail
                                                        Chagrin Falls, Ohio  44023
                  d.       Not applicable

                  e.       Not applicable

  CUSIP  NO.   00753C 10 2                            PAGE  19  OF  29


                  f. All reporting persons are citizens of the United States of America.


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Not applicable; Amendment No. 4 reports a decrease in the number of shares of Common Stock beneficially owned.

ITEM 4.   PURPOSE OF TRANSACTION

         Name                           # Shares Transferred
         ----                           --------------------

         Hellman                            165,141

         The following members of
           the Voting Trust:
                  Jennings                  55,919
                  Fisi                      42,125
                  Roller                    26,313
                  Sulcs                     28,849
                  Sarver                    30,680
                  Christine Hellman         25,973
                  Brian A. Hellman            -0-
                  Lisa B. Hellman             -0-
                  LMR Trust                   -0-
                  JLJ Trust                   -0-
                  KJR Trust                   -0-
                  LMR Long Term Trust         -0-
                  JLJ Long Term Trust         -0-
                  KJR Long Term Trust         -0-



                  Other than through the Issuer's incentive stock option plans, no reporting person has a present intention to acquire additional securities of the Issuer.

                  Amendment No.4 is being reported as a result of shares of Common Stock sold by Hellman, Fisi, Jennings, Roller, Sulcs, Sarver and Christine Hellman to certain U.S. underwriters pursuant to such underwriters' exercise of an over-allotment option granted to them in connection with the Issuer's public offering of Common Stock described in a prospectus dated July 1, 1997. Such sales decrease the number of shares owned. No change is being reported in the beneficial ownership of Brian A. Hellman, Lisa B. Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust and KJR Long Term Trust.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of July 22, 1997:

  CUSIP  NO.   00753C 10 2                            PAGE  20  OF  29


Name                  Aggregate # Shares         %          # Shares Sole             # Shares Sole Power
-----                 ------------------         -          --------------            -------------------
                                                             Power to Vote            to Dispose
                                                             -------------            ----------

Hellman                4,896,545                 29.8%           4,924,545              2,023,070
                       2,023,070
                       owned in his indiv-
                       idual capacity)

Jennings*                661,444                 4.03%                   0                661,444

Fisi*                    496,917                 3.02%                   0                496,917

Estate of Sarver*        333,917                 2.03%                   0                333,917

Sulcs*                   371,888                 2.07%                   0                371,888

Roller*                  390,812                 2.38%                   0                390,812

Christine Hellman*       306,377                 1.86%                   0                306,377

Brian Hellman*           155,262                 1.15%                   0                155,262

Lisa Hellman*            146,239                 1.09%                   0                146,239

LMR Trust*                 9,708                 0.07%                   0                  9,708

JLJ Trust*                 9,708                 0.07%                   0                  9,208

KJR Trust*                 9,708                 0.07%                   0                  9,708

LMR Long
Term Trust*               17,261                 0.13%                   0                 17,261

JLJ Long
Term Trust*               17,261                 0.13%                   0                 17,261

KJR Long
Term Trust*               17,268                 0.13%                   0                 17,268

         * These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Irrevocable Proxy, as the case may be (see Item 2 hereof).

         None of the above persons shares voting power with respect to any shares.

                  c. On May 31, 1997, Hellman transferred 50,000 shares to Hellman Foundation, a charitable foundation, to which Hellman has voting power. This transfer by Hellman constituted a gift and therefore, Hellman did not receive any consideration for said transfer. Also, on May 31, 1997, Roller transferred 6,000 shares to Roller Foundation, a charitable foundation, to which Roller has sole voting power. Additionally, on July 10, 1997, James F. Sarver transferred a total of 28,000 shares to nine (9) related individuals. These shares transferred by Sarver constituted a gift

  CUSIP  NO.   00753C 10 2                            PAGE  21  OF  29


                           to each of the nine (9) individuals and therefore, Sarver did not receive any consideration for such transfers. Other than the transfer of shares described in Item 4 and this Item 5c, no transactions were effected since the most recent filing on
                           Schedule 13D.

                  d.       Not applicable

                  e.       Not applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Pursuant to the Voting Trust, Hellman is voting trustee of the shares of Common Stock owned by Sulcs, Estate of Sarver, Christine Hellman, Brian Hellman, Lisa Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust; and pursuant to the Irrevocable Proxies, Mr. Hellman has the power to vote all stock owned by Fisi, Roller, Jennings and Brian A. Hellman.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  1. The form of the Voting Trust Agreement, as amended, and the form of the Irrevocable Proxy are hereby incorporate by reference from the Amendment No. 2 to Schedule 13D filed via EDGAR on June 24, 1996.

                  2. The Irrevocable Power of Attorney authorizing Wayne R. Hellman as attorney-in-fact to sign on behalf of James F. Sarver.

                        (SIGNATURES ON FOLLOWING PAGES.)

SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.

Date:  July 31, 1997                   /s/  Wayne R. Hellman
                                       WAYNE R. HELLMAN*

Date:  July 31, 1997                   /s/  David L. Jennings
                                       DAVID L. JENNINGS**

Date:  July 31, 1997                   /s/  Louis S. Fisi
                                       LOUIS S. FISI**

Date: August 1, 1997                   /s/  Robert S. Roller
                                       ROBERT S. ROLLER**

Date: August 5, 1997                   /s/  Juris Sulcs
                                       JURIS SULCS**

Date:  July 31, 1997                   /s/ Wayne R. Hellman
                                       Wayne R. Hellman for
                                       JAMES F. SARVER**, pursuant to
                                       Irrevocable Power of Attorney
                                       Dated June 16, 1997***

Date:  July 30, 1997                   /s/  Christine Hellman
                                       CHRISTINE  HELLMAN**

Date:  July 30, 1997                   /s/  Brian A. Hellman
                                       BRIAN A. HELLMAN**

Date:  July 31, 1997                   /s/  Lisa B. Hellman
                                       LISA B. HELLMAN**

                               (Signatures continued on following page.)

-----------------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
** Member of the Voting Trust Group.
*** See attached Exhibit 7.2.

(Signatures continued)


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.

Date: August 1, 1997                  /s/  Robert S. Roller
                             ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA MARIE ROLLER TRUST DATED AUGUST 24, 1995**

Date: August 1, 1997                 /s/  Robert S. Roller
                             ROBERT S. ROLLER AS CO-TRUSTEE OF THE JENNIFER LYNN JARRETT TRUST DATED AUGUST 24, 1995**

Date: August 1, 1997                /s/  Robert S. Roller
                             ROBERT S. ROLLER AS CO-TRUSTEE OF THE KIMBERLY JOY ROLLER TRUST DATED AUGUST 24, 1995**

Date: August 1, 1997               /s/  Robert S. Roller
                             ROBERT S. ROLLER CO-TRUST FOR THE LISA MARIE ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**

Date: August 1, 1997              /s/  Robert S. Roller
                             ROBERT S. ROLLER, CO-TRUSTEE FOR THE JENNIFER LYNN JARRETT LONG TERM TRUST DATED SEPTEMBER 24, 1995**

Date: August 1, 1997             /s/  Robert S. Roller
                             ROBERT S. ROLLER, CO-TRUSTEE OF THE KIMBERLY JOY ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**

---------------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
** Member of the Voting Trust Group.